Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statement (No. 333-117023) on Form S3 of Martin Midstream Partners L.P. and Subsidiaries of our report dated February 10, 2005, with respect to the balance sheets of CF Martin Sulphur, L.P. as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for the years ended December 31, 2004, 2003, and 2002, which report appears in the December 31, 2004, annual report on Form 10-K of Martin Midstream Partners L.P. Our report refers to a change in the method of accounting for goodwill in 2002.

KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
March 16, 2005